Exhibit 23.7

Consent of Deutsche Bank Securities Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated June 1, 2005, to the Board of Directors of Intentia International  as Appendix G to the Proxy Statement / Prospectus forming part of this Amendment No. 3 to Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled “SUMMARY — Opinion of Intentia’s Financial Advisor”, “THE MERGER — Background of the Merger”, “THE MERGER — Reasons of Intentia for the Merger; Recommendation of Board of Directors” and “THE MERGER — Opinion of Intentia’s Financial Advisor”  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the sterm “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Timothy J. Ng

Name:	Timothy J. Ng

Title:	Managing Director

March 13, 2006